Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Long Term Incentive Plan of Endeavour International Corporation of our reports dated March 17, 2014, with respect to the consolidated financial statements of Endeavour International Corporation and the effectiveness of internal control over financial reporting of Endeavour International Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Houston, Texas

June 6, 2014